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                                                                    Exhibit 9.2


                                                 EXECUTION COPY




         YOUNG & RUBICAM RESTRICTED STOCK TRUST AGREEMENT



                   Dated as of December 12, 1996



                              between



                   Young & Rubicam Holdings Inc.



                                and



                       The Bank of New York,
                            as Trustee,



                        for the benefit of



        Participants in the Young & Rubicam Holdings Inc.
                      Restricted Stock Plan


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           TRUST AGREEMENT made and entered into as of December
12, 1996 by and between Young & Rubicam Holdings Inc., a corporation organized under the laws of the State of New York (hereinafter referred to as the "Company"), and The Bank of New York, a bank organized under the laws of the State of New York (hereinafter referred to as the "Trustee").

           WHEREAS, the Company maintains the Young & Rubicam Holdings Inc. Restricted Stock Plan, for the benefit of certain employees and independent contractors of the Company and its affiliates (the "Plan") (a copy of which is attached hereto as Exhibit A), which provides for the award (each, an "Award") of restricted shares of Common Stock (as defined in Stockholders' Agreement among the Company, the Trust (as defined herein) and certain other parties, dated as of December 12, 1996 (the "Stockholders' Agreement"));

           WHEREAS, the Plan contemplates that the employees and independent contractors covered by the Plan (collectively, the "Participants") will receive shares of Common Stock upon the occurrence of certain events;

           WHEREAS, the Company wishes to establish a trust (the "Young & Rubicam Restricted Stock Trust" or "Trust") to aid it in meeting its obligations pursuant to Awards granted under the Plan and agreements with such Participants evidencing such Awards (the "Restricted Stock Agreements") and intends to make a contribution to the Trust for such purpose;

           WHEREAS, the Company intends that such contribution shall be held by the Trustee and invested, reinvested and distributed, all in accordance with the provisions of this Trust
Agreement and the Plan;

           WHEREAS, the Trust is intended to be a "grantor trust" with the corpus and income of the Trust treated as assets and income of the Company pursuant to Sections 671 through 679 of the Code
(as defined in the Contribution Agreement) and the creation of this


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Trust does not create any right in any Affiliate (as defined in the Plan) of the Company (other than any Indemnitee (as defined below));

           WHEREAS, pursuant to Article IX of the Contribution Agreement among the Company, the Trust and certain other parties, including the HFCP Investors (as defined therein), dated October 30, 1996 (the "Contribution Agreement"), the assets of the Trust shall be subject to certain claims of the Indemnitees (as defined in the Contribution Agreement);

           WHEREAS, the Company intends that the assets of the Trust shall at all times, after the obligations to the Indemnitees have been satisfied, also be subject to the claims of bankruptcy and judgment creditors of the Company as provided in
Section 14 of this Trust Agreement; and

           WHEREAS, pursuant to the Management Voting Trust Agreement, among the Company, the Trust and certain other parties, dated as of December 12, 1996 (the "Management Voting Trust Agreement"), at any time while such Management Voting Trust Agreement is in effect, the Trust shall assign and transfer any shares of Common Stock held in the Trust Fund to the Voting Trustees, in their capacity as trustees of the Management Voting Trust (each as defined in the Management Voting Trust Agreement), in return for Voting Trust Certificates (as defined in the Management Voting Trust Agreement) representing the shares so deposited by the Trust.

           NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and the Trustee declare and agree as follows:

SECTION 1.  Establishment of the Trust.

           1.1 Trust Fund. The Company hereby establishes the
Trust with the Trustee, consisting of such sums of money, shares of Common Stock (and any related Voting Trust


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Certificates) and
other property acceptable to the Trustee as from time to time shall be paid or delivered to the Trustee. The Trustee shall have no duty or obligation to require the Company to make any contribution to the Trust. All such money, shares of Common Stock (and any related Voting Trust Certificates) and other property, all investments and reinvestments made therewith or proceeds thereof and all earnings and profits thereon, less all payments and charges as authorized herein, shall constitute the "Trust Fund." The Trust Fund shall be held by the Trustee in trust and shall be dealt with in accordance with the provisions of this Trust Agreement.

           1.2 Irrevocability. Except as provided in Sections 4.5, 5.2 and 14, this Trust shall be for the exclusive purpose of aiding the Company in meeting its obligations to Participants under the Plan and no part of the income or corpus of the Trust Fund shall be recoverable by the Company.

           1.3 Claims of Creditors. The claims of the Indemnitees pursuant to Article IX of the Contribution Agreement and Section
5.2 hereof shall be senior to, and satisfied prior to, the distribution of any assets to any other creditors of the Company. Subject to the foregoing, the Trust Fund shall at all times be subject to the claims of bankruptcy and judgment creditors of the Company as provided in Section 14 of this Trust Agreement. No Participant shall have any greater claim against the Trust Fund than a general unsecured creditor of the Company.

SECTION 2.  Acceptance by the Trustee.

           2.1 The Trustee accepts the Trust established under this Trust Agreement on the terms and subject to the provisions set forth herein, and it agrees to discharge and perform all of the duties and obligations imposed upon it under this Trust Agreement.

           The Trustee shall be fully protected in acting in all respects under this Agreement upon the basis that the Trust constitutes a grantor trust pursuant to Sections 671 through 679 of


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the Code (as defined in the Contribution Agreement) and shall incur no liability of any kind or nature whatsoever if the Trust, without advance written notification from the Company of a change in status, should fail to constitute a grantor trust.

SECTION 3.  Investment of the Trust.

           3.1 General Duty of Trustee. The Trustee shall hold the shares of Common Stock (or any related Voting Trust Certificates) in the Trust, and, with respect to any cash which it might receive with respect to such shares, invest and reinvest such cash in accordance with the investment guidelines attached hereto as Exhibit B or such written guidelines as may be substituted therefor from time to time by the Compensation Committee of the Company (the "Committee") as may be reasonably acceptable to the Trustee. In no event shall the Trustee engage in any transaction with the Company or any person who, if the Plan were subject to the Employee Retirement Income Security Act of 1974, as it may from time to time be amended ("ERISA"), would be a "party in interest" within the meaning of Section 3(14)(A),
(C), (E), (F), (G), (H) or (I) of ERISA by reason of being related to the Company, except for those transactions specifically contemplated herein or that would otherwise be exempt under Section 408 of ERISA.

SECTION 4.  Contributions and Establishment of Accounts.

           4.1 Copy of the Plan. The Company has provided the Trustee with a copy of the Plan, as in effect on the date hereof, and shall provide the Trustee with a Company certified copy of any amendment to the Plan promptly upon its adoption.

           4.2 Establishment of Accounts. The Trustee shall maintain within the Trust one or more separate accounts for each Participant (each an "Account") and an account for shares of


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Common Stock (or any related Voting Trust Certificates) held in the Trust which are not allocated to any Accounts pursuant to
Section 4.3 (the "Unallocated Account").

          4.3 Allocation of Contributions. Upon the execution and delivery of this Trust Agreement, the Company shall deliver to the Trustee $7,391.30. Promptly after the execution and delivery of this Trust Agreement, the Company shall deliver 739,130 shares of Common Stock in exchange for such cash. The delivery of such shares of Common Stock by the Company to the Trustee shall constitute a deemed representation by the Company to the Trustee that (a) subject to Section 630 of the New York Business Corporation Law, such shares are validly issued, fully paid, nonassessable and outstanding and (b) at the time of such transfer, such transfer does not violate any applicable federal or state securities law. The Trustee shall not be responsible for ensuring compliance with any tax or other governmental requirements in connection with the purchase of the Common Stock. The shares of Common Stock delivered to the Trustee shall be held in the Unallocated Account pending allocation to the Accounts of Participants in accordance with this Section. Pursuant to the Management Voting Trust Agreement, the Trustee shall deliver such shares of Common Stock to the Voting Trustees in return for Voting Trust Certificates representing such shares of Common Stock. In addition to the foregoing, the Company shall deliver to the Trustee such amounts as it shall from time to time determine.

           As soon as practicable after execution of this Trust Agreement or after execution of any Restricted Stock Agreement, the Company shall deliver to the Trustee a written certificate containing a list of Participants and Awards granted to such Participants pursuant to the Plan. The Trustee shall allocate to an Account for a Participant the number of shares of Common Stock


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(or related Voting Trust Certificates) set forth with respect to such Participant's Award in such certificate.

           4.4 Valuation of Accounts. The Trustee may invest any or all of the cash held in the individual Accounts and the Unallocated Account as a consolidated single fund. Each Account and the Unallocated Account under the Trust Fund shall be revalued by the Trustee as of each June 30 or December 31 (each a "Regular Valuation Date"), at current market values. Current market value shall be determined according to procedures prescribed by the Committee from time to time that are reasonably acceptable to the Trustee. Net investment gains and losses (i.e., appreciation or depreciation in the value of assets, income and losses) shall be allocated by the Trustee to the Participants' Accounts or the Unallocated Account giving rise to such investment gain or loss. The Trustee shall maintain the record of the value of each Participant's Account.

           4.5 Limitation on Reduction of Accounts. Any Account of a Participant shall not be reduced except (i) upon distribution with respect to Participants or Indemnitees, as provided in
Section 5; (ii) to reflect investment losses allocated to such Account in accordance with Section 4.4; (iii) upon payment of taxes or expenses from a Participant's Account in accordance with
Section 6; or (iv) upon the holding of the assets of the Trust Fund for the benefit of bankruptcy or judgment creditors of the Company in accordance with Section 14.

           4.6 Company Records. The Company shall keep accurate books and records with respect to the Awards granted under the Plan. The Company shall provide such information and access to such books and records to the Trustee at such time or times as the Trustee shall reasonably request.


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SECTION 5. Distributions by the Trustee.

           5.1 Distributions to Participants. (a) Subject to
Section 5.2 and Section 14 hereof, the Committee shall instruct in writing the Trustee to distribute to Participants the amounts held in the Participants' Accounts at such time as such amounts are due to be distributed pursuant to the Plan. Notwithstanding the foregoing provisions of this Section 5.1 but subject to
Section 5.2 hereof, the Trustee shall make payments to a Participant, in the absence of the instructions of the Committee, after having given 15 days' prior written notice to the HFCP Investors and the Management Voting Trust, (i) if such Participant claims such amounts are due and if a reputable service provider (which has expertise in employee benefit matters and which the Committee has appointed to determine claims for benefits by Participants under the Plan, having given written notice of such appointment to the Trustee) instructs in writing the Trustee to make such payments or distributions to such Participant or (ii) upon receipt of a final nonappealable order of a court of competent jurisdiction determining that the Company is obligated to make such payments or distributions to a Participant. Except for any distribution pursuant to Section 5.2(b) hereof or Section 12.1 of the Plan, in no event shall any distribution be made to any Participant in excess of the amount in the Participant's Accounts. To the extent directed by the Committee, the Trustee shall distribute any dividends on the shares of Common Stock held in Participants' Accounts (or any dividends with respect to the shares of Common Stock represented by Voting Trust Certificates held in such Accounts).

           (b) If any person to whom a payment or distribution is to be made hereunder is known by the Committee to be at the time such payment or distribution is to be made an infant, or if the Committee determines that any person to whom a payment or distribution is to be made hereunder is incompetent by reason of physical or mental disability, the Trustee, at the direction of the Committee, shall make such payment or distribution when due to any parent of such


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person, any guardian, committee, conservator or other legal representative, wherever appointed, of such person, any person with whom such person is residing, or to any other person having the care or control of such person; provided, however, that the Trustee shall have no responsibility for the application of such payment or distribution by any such person to whom such payment or distribution is made.

           (c) The Committee shall file with the Trustee the current address of each Participant as shown on the most recent Restricted Stock Agreement executed by such Participant and from time to time thereafter upon any change in such addresses. In the event that any payment or distribution ordered by the Committee shall be mailed by the Trustee by mail to the person specified in such order at the latest address for such person filed by the Committee with the Trustee and shall be returned to the Trustee because such person cannot be located at such address, the Trustee shall promptly notify the Committee of such return. Upon the expiration of thirty (30) days after such notification, such order shall become void, unless and until a further order of the Committee is received by the Trustee with respect to such payment or distribution, and the Trustee shall thereafter continue to administer the Trust Fund as if the original order had not been made. The Trustee shall not be responsible in any way respecting the purpose or propriety of any payment or distribution made pursuant to a written order of the Committee.

           (d) At the direction of the Committee, the Trustee shall transfer all or any portion of the Trust Fund held in any Account in the Trust created hereunder or in the Unallocated Account to any other such Account (including the Unallocated Account).

           5.2 Distributions In Connection with Indemnification.
(a) In accordance with the provisions of Section 9.3 of the Contribution Agreement, the Trustee shall deliver a copy of the


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Claim Notice (as defined in the Contribution Agreement) and shares of Common Stock out of the Trust to the Company on behalf of the Indemnitee or Indemnitees who have filed such Claim Notice in an amount equal to the Indemnification Number (as defined in the Contribution Agreement). The Trustee shall distribute the following to the Company on behalf of the applicable Indemnitee or Indemnitees until the Indemnification Number is satisfied: (i) first, from any shares of Common Stock held in the Unallocated Account (or any such shares represented by Voting Trust Certificates held in the Unallocated Account), (ii) second, from any shares of Common Stock held in the Participants' Accounts (or any such shares represented by Voting Trust Certificates held in such Accounts), (iii) third, from any other property held in the Unallocated Account and (iv) fourth, from any other property held in the Participants' Accounts; provided, however, that no such shares or other property shall be subject to such distribution, unless the date of the Claim Notice with respect thereto is prior to the later of (i) the receipt by the HFCP Investors of the Company's audited financial statements for the year ending
December 31, 1997 and (ii) the occurrence of an Initial Public Offering or Change of Control (each as defined in the Plan). With respect to any distributions made from Participants' Accounts, each such Account shall be reduced pro rata with respect to shares of Common Stock pursuant to clause (ii) above and then pro rata with respect to any other property under clause (iv) above.
If the Management Voting Trust Agreement is in effect at the time the Trustee is required to make a distribution pursuant to
Section 9.3 of the Contribution Agreement and the Trust Fund holds Voting Trust Certificates in lieu of shares of Common
Stock, then the Trustee shall surrender such Voting Trust Certificates to the Management Voting Trust and request the Management Voting Trust to deliver the required number of shares of Common Stock to the Company on behalf of the Indemnitee pursuant to Section 3.5 of the Management Voting Trust Agreement. If


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the number of shares of Common Stock to be delivered to the
Company does not equal all of the shares of Common Stock represented by such Voting Trust Certificates surrendered, the Management Voting Trust shall deliver Voting Trust Certificates back to the Trustee, adjusted to reflect the reduced number of shares of Common Stock represented by such Voting Trust Certificates, pursuant to Section 3.5 of the Management Voting Trust Agreement. In no event shall any distribution be made to the Company on behalf of any Indemnitee or Indemnitees in excess of the shares of Common Stock held in the Trust Fund at the time a Claim Notice is received by the Trustee.

           (b) If shares of Common Stock have been distributed to the Company on behalf of any Indemnitee or Indemnitees by the Trustee pursuant to Section 5.2(a) hereof and subsequently such shares of Common Stock are returned to the Trustee by such Indemnitee or Indemnitees pursuant to Section 9.3(b) of the Contribution
Agreement, the Trustee shall allocate to the Unallocated Account and to each Participant's Account or Accounts, if any, the number of shares of Common Stock (or related Voting Trust Certificates) by which such Unallocated Account or Participant's Account had been reduced upon such prior distribution to the Company on behalf of such Indemnitee or Indemnitees. If the amounts held in any Participant's Accounts have already been distributed to him pursuant to Section 5.1 hereof, the Trustee shall distribute such shares of Common Stock directly to such Participant.

           (c) The Trustee shall in no event distribute amounts held in the Participants' Accounts to Participants in accordance with Section 5.1 hereof prior to the later of (i) delivery to the HFCP Investors of the Company's audited financial statements for the year ending December 31, 1997 and (ii) with respect to shares of Common Stock having an aggregate Public Market Value (as defined in the Stockholders' Agreement) (as of the Regular Valuation Date preceding,


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and closest in time to, the date of the applicable Claim Notice)
equal to the amount subject to any Claim Notice then pending and unpaid, the earlier of the date such pending claim for indemnification is (A) paid to the Indemnitee or Indemnitees, (B) determined pursuant to a final Order (as defined in the Contribution Agreement) not to be payable or (C) the HFCP Investors and the Management Voting Trust otherwise agree (such restriction on distribution, a "Hold-Back" and the shares of Common Stock subject to such a Hold-Back, the "Hold-Back Amount"). Any such Hold-Back shall be allocated as follows until such Hold-Back Amount is satisfied: (i) first from any shares of Common Stock held in the Unallocated Account (or any such shares represented by Voting Trust Certificates held in the Unallocated Account), (ii) second from any shares of Common Stock held in the Participants' Accounts (or any such shares represented by Voting Trust Certificates held in such Accounts), (iii) third, from any other property held in the Unallocated Account and (iv) fourth, from any other property held in the Participants' Accounts; provided, however, that no such shares or other property shall be subject to such Hold-Back, unless the date of the Claim Notice with respect thereto is prior to the later of (i) the receipt by the HFCP Investors of the Company's audited financial statements for the year ending December 31, 1997 and (ii) the occurrence of an Initial Public Offering or Change of Control. With respect to any Hold-Back Amount restricted from being distributed out of Participants' Accounts, each such Account shall be subject to the Hold-Back pro rata with respect to shares of Common Stock under clause (ii) above and then pro rata with respect to any other property under clause (iv) above. If any such shares of Common Stock or other property is subsequently released from such a Hold-Back, such shares or other property shall then be available for distribution in accordance with Section 5.1 hereof.


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           (d) Whenever the Trustee is required to value other
property pursuant to this Section 5.2, it shall value such property based upon procedures agreed upon between the HFCP Investors and the Management Voting Trust and reasonably acceptable to the Trustee and, in the absence of such procedures, based upon the advice of a valuation agent retained by the Trustee. The Trustee shall be entitled to rely conclusively upon such agent's valuation.

           5.3 Protection of Trustee. The Trustee shall not make any payments with respect to Participants or Indemnitees from the Trust Fund except as provided in Sections 5.1, 5.2 and 5.5, and the Trustee shall, to the maximum extent permitted by applicable law, be fully protected in acting in respect of or upon the Plan, the Contribution Agreement, the Management Voting Trust Agreement and any written statement, affidavit, direction, order or certification provided for hereunder. The Trustee shall at all times, to the maximum extent permitted by applicable law, be fully protected in making payments with respect to Participants and Indemnitees pursuant hereto. With respect to any action required to be taken, or not taken, by the Trustee based upon the occurrence of an Initial Public Offering or Change in Control, the Trustee must have actual knowledge of such event. With respect to any action required to be taken, or not taken, by the Trustee based upon a Holdback, the Trustee must have received the Claim Notice giving rise to such Holdback. With respect to any delivery of shares of Common Stock by the Management Voting Trust to the Company requested by the Trustee pursuant to Section 5.2(a) hereof or any delivery of shares of Common Stock by the Company to any Indemnitee pursuant to Section 9.3 of the Contribution Agreement, the Trustee shall not be required to take any action to compel any such delivery not explicitly required by this Trust Agreement.

           5.4 Company as Owner of Accounts. It is the intention of the Company to have each Account established hereunder treated as a separate account designed to satisfy


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the Company's legal liability under the Plan in respect of the
Participant for whom such Account has been established. The Company therefore agrees that all income, deductions and credits of each such Account belong to it as owner for income tax purposes and will be included to the extent appropriate on the Company's income tax returns.

           5.5 Withholding Tax. Any amounts required to be paid under this Section 5 shall be reduced by the amount of income or excise tax withholding required by law, and the Committee shall instruct in writing the Trustee as to any such amounts to be so withheld whereupon the Trustee shall pay such amounts to the appropriate governmental authorities. The Committee shall also direct in writing the Trustee as to any information reporting or filings required by applicable law. The Trustee shall not withhold any amounts respecting any excise tax imposed pursuant to Code Section 4999 if prior to the payment of amounts or the distribution of any property purportedly giving rise to such excise tax, the Participant furnishes to the Trustee an opinion of counsel reasonably acceptable to the Trustee and the Company in form and substance to the effect that there is a reasonable basis to conclude that such withholding is not required.

SECTION 6.  Taxes, Expenses and Compensation.

           6.1 Taxes. The Trustee shall from time to time pay taxes out of the Trust Fund of any and all kinds whatsoever which at any time are levied or assessed upon or become payable in respect of the Trust Fund, the income or any property forming a part thereof, or any security transaction pertaining thereto. The Trustee shall, in its discretion at the Company's expense, contest the validity of such taxes in any manner deemed appropriate by the Company or its counsel. Alternatively, the Company may itself contest the validity of any such taxes.


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           6.2 Expenses and Compensation. The Trustee shall be
paid compensation by the Company in accordance with the schedule of fees set forth in Exhibit C hereto, as it may be amended by the Company and the Trustee from time to time. The Trustee shall be reimbursed by the Company for its reasonable expenses of management and administration of the Trust (including, but not limited to, the reasonable fees and expenses of any valuation agent retained by the Trustee to aid in it valuation of property held (other than Common Stock) in any Account or the Unallocated Account) and compensation of counsel incurred in good faith by the Trustee to assist it in such management and administration.
In the event that the Company shall fail or refuse to make such reimbursement upon demand, the Trustee may satisfy such obligations out of any cash assets of the Trust Fund (first out of Unallocated Account and then by charging all Participant Accounts in proportion to their respective Account Balances upon the immediately preceding Regular Valuation Date); in that event, the Company shall immediately upon demand by the Trustee deposit into the Trust Fund a cash sum equal to the amount paid by the Trust Fund for such fees and expenses, but the Trustee shall not be required to take any further action to collect such amounts from the Company.

SECTION 7.  Administration and Records.

           7.1 Records. The Trustee shall keep or cause to be kept accurate and detailed accounts of any investments, receipts, disbursements and other transactions hereunder, and all accounts, books and records relating thereto shall be open to inspection and audit during normal business hours by any person designated by the Company, including an independent certified public accountant. All such accounts, books and records shall be preserved (in original form, or on microfilm, magnetic tape or any other similar process) for such period as the Trustee may determine, but the Trustee may only destroy such accounts, books and records after first


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notifying the Company in writing of its intention to do so and transferring to the Company any of such accounts, books and records requested.

           7.2 Settlement of Accounts. Within 60 days after the close of each calendar year, and within 60 days after the removal or resignation of the Trustee or the termination of the Trust, the Trustee shall file with the Company a written account setting forth all investments, receipts, disbursements and other transactions effected by it during the preceding calendar year or during the period from the close of the preceding calendar year to the date of such removal, resignation, or termination, including a description of all investments and securities purchased and sold, with the cost or net proceeds of such purchases or sales, and showing all cash, securities and other property held at the end of such calendar year or other period and the Trustee shall give notice of such filing to the Management Voting Trust and the HFCP Investors. Each account so filed shall be open to inspection at the office of the Trustee during normal business hours by any of the Company, the Management Voting Trust or the HFCP Investors (and any person designated by such an entity) at a time mutually acceptable to the Trustee and such entity (or such designee) for a period of 60 days immediately following the date on which the account is filed with the Company.

           If within 90 days after the filing of such account the Company, acting through the Committee, has not filed with the Trustee notice of any objection to any act or transaction of the Trustee, the initial account shall become an account stated as between the Trustee, the Company, and all persons having or claiming to have an interest in the Trust Fund. If any objection has been filed, and if the Company, acting through the Committee, is satisfied that it should be withdrawn, the objecting party shall in writing filed with the Trustee signify its approval of the account, and it shall become an account stated as between the Trustee, the Company, and all


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persons having or claiming to have an interest in the Trust Fund.
If the account is adjusted following an objection thereto, the Trustee shall file with the Company and make available for inspection by any of the Management Voting Trust or the HFCP Investors the adjusted account, and if within 30 days after such filing of the adjusted account the Company, acting through the Committee, has not filed with the Trustee notice of any objection to the transactions as so adjusted, the adjusted account shall become an account stated as between the Trustee, the Company, and all persons having or claiming to have an interest in the Trust Fund.

           Unless an account is fraudulent, when it becomes an account stated it shall be finally settled, and the Trustee shall, to the maximum extent permitted by applicable law, be forever released and discharged from all liability and accountability with respect to the propriety of its acts and transactions shown in such account.

           7.3 Judicial Settlement. Nothing contained in this Trust Agreement shall be construed as depriving the Trustee, the Company, the Management Voting Trust or the HFCP Investors of the right to have a judicial settlement of any of the Trustee's accounts that have not previously been settled pursuant to
Section 7.2 hereof, and upon any proceeding for a judicial settlement of the Trustee's accounts or for instructions the only necessary parties thereto in addition to the Trustee shall be the Company, the Management Voting Trust and the HFCP Investors.

           7.4 Delivery of Records to Successor. In the event of the removal or resignation of the Trustee, the Trustee shall deliver to the successor Trustee all records which shall be required by the successor Trustee to enable it to carry out the provisions of this Trust Agreement.


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           7.5 Tax Filings. In addition to any returns required of
the Trustee by law, the Trustee shall prepare and file such tax reports, information reports and other returns as the Company and the Trustee may from time to time agree.


SECTION 8. Removal or Resignation of the Trustee and Designation of Successor Trustee.

           8.1 Removal. At any time, the Company may remove the Trustee with or without cause upon at least 90 days' notice in writing to the Trustee. No removal of the Trustee shall be effective until the Company has appointed in writing a successor Trustee, which must be a bank or trust company, and such successor has accepted the appointment in writing.

           8.2 Resignation. Trustee may resign at any time upon at least 90 days' notice in writing to the Company, except that any such resignation shall not be effective until the Company has appointed in writing a successor Trustee, which must be a bank or trust company, acceptable to both the Management Voting Trust and the HFCP Investors, and such successor has accepted the appointment in writing.

           8.3 Successor Trustee. Each successor Trustee, during such period as it shall act as such, shall have the powers and duties herein conferred upon the Trustee, and the word "Trustee" wherever used herein, except where the context otherwise requires, shall be deemed to include any successor Trustee. Upon designation of a successor Trustee and delivery to the resigned or removed Trustee of written acceptance by the successor Trustee of such designation, such resigned or removed Trustee shall promptly assign, transfer, deliver and pay over to such successor Trustee, in conformity with the requirements of applicable law, the funds and properties in its control or possession then constituting the Trust Fund.

SECTION 9.      Enforcement of Trust Agreement.

           9.1 The Company shall have the right to enforce any provision of this Trust Agreement, any Participant shall have the right as a beneficiary of the Trust to enforce any provision of this Trust Agreement that affects the right, title and interest of such Participant in the Trust and any HFCP Investor shall have the right to enforce any provision of this Trust Agreement that affects the right and interest of such HFCP Investor in the Trust. In any action or proceeding affecting the Trust other than a judicial settlement of accounts pursuant to Section 7.3 hereof, the only necessary parties shall be the Company, the Management Voting Trust, the Trustee and the affected Participants or affected HFCP Investor and, except as otherwise required by applicable law, no other person shall be entitled to any notice or service of process. Any judgment entered in such an action or proceeding shall to the maximum extent permitted by applicable law be binding and conclusive on all persons having or claiming to have any interest in the Trust.

           9.2 Except for the right to enforce the Trust Agreement as provided in Section 9.1, Participants and HFCP Investors shall have no right to any property comprising the Trust Fund.

           9.3 Neither the creation of the Trust nor anything contained in the Trust Agreement shall be construed as giving any Person (as defined in the Contribution Agreement), including any individual employed by the Company or any Affiliate (as defined in the Plan) of the Company, any equity or interest in the assets, business, or affairs of the Company except to the extent that any such Person is entitled to exercise stockholder rights with respect to shares of Common Stock pursuant to Section 15.

SECTION 10. Termination.

           10.1 Except as provided in Section 14, the Trust shall be irrevocable and shall continue until (a) all distributions required by Section 5 have been made or (b) until the Trust Fund contains no assets and retains no claims to recover assets from the Company or any Indemnitee pursuant to any provision hereof, whichever shall first occur.

           10.2 Upon making distribution of the Trust Fund pursuant to Section 10.1, the Trustee shall be relieved from all further liability. The powers of the Trustee hereunder shall continue so long as any assets of the Trust Fund remain in its hands.

SECTION 11.  Amendment.

           11.1 Amendment. The Committee may, with the written consent of the HFCP Investors during the Consent Period (as defined in the Plan) and the Management Voting Trust, from time to time amend, in whole or in part, any or all of the provisions of this Trust Agreement; provided, however, that (a) no amendment to this Trust Agreement or the Plan shall cause the assets of the Trust Fund to be taxable to Participants unless such amendment shall have received the prior written consent of the Management Voting Trust, and (b) no amendment to this Trust Agreement or the Plan shall (i) adversely affect the rights of any Participant under any Award as of the date prior to such amendment or the amount of assets of the Trust Fund allocated to any Account of any Participant, (ii) purport to alter the irrevocable character of the Trust established under this Trust Agreement, or (iii) increase the duties or responsibilities or lessen the rights of the Trustee unless the Trustee consents thereto in writing. The Trustee shall be entitled to rely upon a certificate of the Committee that any amendment to this Trust Agreement has been effected in accordance with this Section 11.1.

           11.2 Execution of Amendments. The Company and the Trustee shall execute such amendments of this Trust Agreement as shall be necessary to give effect to any amendment made pursuant to this
Section 11.

SECTION 12.  Nonalienation.

           12.1 Except insofar as applicable law may otherwise require or as set forth in the Trust Agreement, (a) no amount or property payable to or in respect of any Participant or any Indemnitee at any time under the Trust shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge, or encumbrance of any kind, and any attempt to so alienate, sell, transfer, assign, pledge, attach, charge, or otherwise encumber any such amount, whether presently or thereafter payable, shall be void and (b) the Trust Fund shall in no manner be liable for or subject to the debts or liabilities of any Participant or any Indemnitee.

SECTION 13. Communications.

           13.1 To the Company. Communications to the Company shall be addressed to the Company at

           285 Madison Avenue
           New York, New York  10017-6486
           Attention: Stephanie W. Abramson, Esq.
           Facsimile: (212) 210-5544

provided, however, that upon the Company's written request, such communications shall be sent to such other address as the Company may specify.

           13.2 To the Trustee. Communications to the Trustee shall be addressed to it at

           One Wall Street
           New York, NY 10286

           provided, however, that upon the Trustee's written request, such communications shall be sent to such other address as the Trustee may specify.

           13.3 To a Participant. Communications to a Participant shall be addressed to the Participant at the address indicated on the most recent Restricted Stock Agreement executed by such Participant.

           13.4 To an HFCP Investor. (a) Communications to the
HFCP Investors shall be addressed to H&F Investors III, Inc. at

           One Maritime Plaza
           12th Floor
           San Francisco, California  94111
           Attention: Philip Hammarskjold
           Facsimile: (415) 788-0176

provided, however, that upon the HFCP Investors' written request, such communications shall be sent to such other address as the HFCP Investors may specify.

           (b) Whenever the Trust Agreement contemplates delivery to, or action (such as consent, approval or waiver) by, the HFCP
Investors, delivery to, or action (evidenced in writing) by, the Ultimate General Partner (as defined in the Contribution
Agreement) shall bind the HFCP Investors.

           13.5 To the Management Voting Trust. (a) Communications to the Management Voting Trust shall be addressed to the Management Voting Trust at

           c/o Young & Rubicam Holdings Inc.
           285 Madison Avenue
           New York, New York  10017-6486
           Attention: Stephanie W. Abramson, Esq.,
                      Voting Trustee Representative
           Facsimile: (212) 210-5544

           (b) Whenever the Trust Agreement contemplates delivery to, or action (such as consent, approval or waiver) by, the Management Voting Trust, delivery to, or action (evidenced in writing) by, the Voting Trustee representative (set forth in subsection(a) of this Section 13.5) shall bind the Management Voting Trust.

           (c) Whenever the Trust Agreement requires delivery to, or action (such as consent, approval or waiver) by, the Management Voting Trust, such delivery or action shall only be required while the Management Voting Trust is extant.

           13.6 Binding Upon Receipt. No communication shall be binding on the Trustee until it is received by the Trustee, no communication shall be binding on the Company until it is received by the Company, no communication shall be binding on a Participant until it is received by the Participant, no communication shall be binding on an HFCP Investor until it is received by the Ultimate General Partner and no communication shall be binding on the Management Voting Trust until it is received by the Voting Trustee representative (set forth in Section 13.5(a)).

           13.7 Authority to Act. The Secretary of the Company shall from time to time certify in writing to the Trustee the person or persons authorized to act for the Company and for the Committee and provide the Trustee with such information regarding the Company as the Trustee may reasonably request. The Trustee may continue to rely on any such certification until notified in writing to the contrary.

           13.8 Authenticity of Instruments. The Trustee shall be fully protected in acting upon any instrument, certificate, or paper believed by it to be genuine and to be signed or presented by the proper person or persons, and the Trustee shall be under no duty to make any investigation or inquiry as to any statement contained in any such writing but may accept the same as conclusive evidence of the truth and accuracy of the statements therein contained.

SECTION 14.  Claims of Company's Creditors.

           14.1 Insolvency of Company. As used in this Section 14, the Company shall be deemed to be "Insolvent" if the Company is unable to pay its debts as they become due or is subject to a pending proceeding as a debtor under the federal Bankruptcy Code (or any successor federal statute) or any state bankruptcy code.

           14.2 Procedure upon Insolvency. (a) The claims of the Indemnitees pursuant to Article IX of the Contribution Agreement and Section 5.2 hereof shall be senior to, and satisfied prior to, the distribution of any assets to any other creditors of the Company. Subject to the foregoing, in the event of the Insolvency of the Company, the Trust Fund will be available to pay the claims of any creditor of the Company to whom a distribution may be made in accordance with state and federal bankruptcy laws. In the event the Company becomes Insolvent, the Board of Directors and chief executive officer of the Company shall notify the Trustee of that event as soon as practicable. Upon receipt of such notice, or if the Trustee receives other written allegation of the Company's Insolvency from a third party considered by the Trustee to be reliable and responsible, the Trustee shall cease making payments or distributions to Participants from the Trust Fund and, unless the Trustee shall receive an opinion under
Section 14.3 within 30 days after the first date of such discontinuance, shall hold the assets of the Trust Fund for the benefit of the Indemnitees and the Company's creditors. In the case that the assets of the Trust Fund are so held, the Trustee will deliver assets of the Trust Fund to satisfy claims of the Indemnitees and the Company's creditors in the priority set forth herein as directed pursuant to a final order of a court of competent jurisdiction.

           (b) The claims of the Indemnitees pursuant to Article IX of the Contribution Agreement and Section 5.2 hereof shall be senior to, and satisfied prior to, the distribution of any assets to any other creditors of the Company. Subject to the foregoing, the Trust Fund will be available to pay any claim or claims of any judgment creditors of the Company to the extent such claim or claims are then payable and the Company otherwise shall fail to pay such claim or claims. The Board of Directors and the chief executive officer of the Company shall notify the Trustee as soon as practicable in the event of any such failure of the Company to pay a judgment creditor. Upon receipt of such notice, or if the Trustee receives other written allegations of the Company's failure to pay a judgment creditor or judgment creditors from a third party considered by the Trustee to be reliable and responsible, the Trustee shall, to the extent of such failure, and unless the Trustee shall receive an opinion under Section 14.3 within 30 days after the receipt of such notice, hold the assets of the Trust Fund for the benefit of the Indemnitees and such judgment creditor or judgment creditors. In the event that the assets are so held, subject to the prior claim of the Indemnitees, the Trustee will deliver assets of the Trust Fund to satisfy claims of the Company's judgment creditors as directed pursuant to a final order of a court of competent jurisdiction. In the event that the Trustee is required to hold any assets of the Trust Fund for the benefit of any judgment creditor hereunder, such assets shall be first taken from the Unallocated Account and then from Participants' Accounts ratably.

           14.3 Resumption of Distributions. In the event the Trustee ceases making distributions to Participants from Accounts pursuant to Section 14.2(a), the Trustee shall resume such distributions to Participants under this Trust Agreement in accordance with Section 5 hereof only if the Trustee (i) has received an opinion from the certified public accountant regularly auditing the Company's books that the Company is not (or no longer is) Insolvent and (ii) the resumption of payments is not in contravention of any court order or automatic stay. Notwithstanding the preceding sentence, the Trustee shall comply with an order of a court of competent jurisdiction requiring such distributions.

           If the Trustee discontinues distributions to Participants pursuant to Section 14.2(a) and subsequently resumes such payment, the first payment on account of a Participant following such discontinuance shall, as directed by the Committee, include an aggregate amount equal to the difference between the payments which would have been made on account of such Participant under this Trust Agreement but for Section 14.2(a) and the aggregate payments actually made on account of such Participant by the Company during any such period of discontinuance, plus interest on such amount at a rate, as determined by the Committee based on earnings information requested by it and provided to it by the Trustee, that is equivalent to the net rate of return earned by the Trust Fund during the period of such discontinuance and payable in such form of property held in the Trust Fund as the Committee shall direct (with such adjustments to investment gains and losses under Section 4.4 being made as the Committee shall direct to reflect the payment of such interest).

In the event the Trustee holds any assets of the Trust Fund for the benefit of a judgment creditor pursuant to Section 14.2(b), the Trustee shall, if the Trustee has received an opinion from the certified public accountant regularly auditing the Company's books that the Company does not owe any amount to a judgment creditor, allocate the then remaining amounts that had been held for the benefit of any such judgment creditor to the Participants' Accounts that were reduced pursuant to Section 14.2(b), pro rata in proportion to the excess of the reduction in each such Participant's Accounts over the amounts paid by the Company to each such Participant as a result of such reduction. No Participant shall receive a restoration that exceeds the amount of the reduction together with the earnings that would have accrued had no reduction been effected, less amounts paid to the Participant by the Company as a result of the reduction. Notwithstanding any other provision of this Section, the Trustee shall restore Participants' Accounts in accordance with an order of a court of competent jurisdiction. In the event the amount available for restoration exceeds the amount required to be restored to Participants'

Accounts, such excess shall be allocated to the Unallocated
Account. In making any determination under this Section, the Trustee may rely upon a certificate of the Board of Directors and the chief executive officer of the Company.

SECTION 15. Voting.

           While the Management Voting Trust Agreement is in effect, the shares of Common Stock represented by the Voting Trust Certificates held in the Trust Fund shall be voted by the Voting Trustees in accordance with the terms of such Management Voting Trust Agreement. After the Management Voting Trust Agreement is no longer in effect, the provisions of this Section 15 shall govern with respect to the voting of shares of Common Stock held in the Trust. Each Participant shall be entitled to instruct the Trustee as to the voting of any shares of Common Stock held in any Account for such Participant. The Company shall, at the time of mailing notice of any annual or special meeting of the stockholders of the Company, send to the Trustee a copy for the records of the Trustee and a copy for each Participant of such notice and of all proxy solicitation material relating to such meeting, and the Trustee shall promptly forward a copy of such notice and material to each Participant. Each Participant may instruct the Trustee in writing how the shares of Common Stock held in any Account for such Participant shall be voted for such meeting, and the Trustee shall vote the shares of Common Stock held in any Account for any Participant in accordance with such instructions as such Participant may give the Trustee in a timely manner. Shares of Common Stock held in any Account with respect to which no such instructions are so given and unallocated shares of Common Stock held in the Unallocated Account shall be voted by the Trustee pro rata in accordance with the vote of the allocated shares of Common Stock as to which such instructions are so given.

SECTION 16. Consolidation, Merger or Sale of the Company.

           In the case of any consolidation of the Company with, or merger of the Company with or into, any corporation or corporations, or any sale or conveyance of all or substantially all of the assets of the Company, the corporation formed by such consolidation, or with or into which the Company is merged, or the person which acquires the assets of the Company, shall expressly assume in writing in form satisfactory to the Trustee, the duties and obligations of the Company under this Trust Agreement and the Plan.

 SECTION 17. Indemnification of Trustee.

           The Company hereby indemnifies and holds the Trustee harmless from and against any and all losses, damages, costs, expenses or liabilities (herein, "Liabilities"), including attorneys' fees and other costs of litigation incurred in good faith by the Trustee, to which the Trustee may become subject pursuant to, arising out of, occasioned by, incurred in connection with or in any way associated with this Trust Agreement, except for any act or omission constituting gross negligence or willful misconduct of the Trustee. If one or more Liabilities shall arise, or if the Company fails to indemnify the Trustee as provided herein, or both, then the Trustee may engage counsel of the Trustee's choice, but at the Company's expense, either to conduct the defense against such Liabilities or to conduct such actions as may be necessary to obtain the indemnity provided for herein, or to take both such actions. The Trustee shall notify the Company within fifteen days after the Trustee has so engaged counsel of the name and address of such counsel. If the Trustee shall be entitled to indemnification by the Company pursuant to this Section 17 and the Company shall not provide such indemnification upon demand, the Trustee may, in accordance with Section 6.2, apply assets of the Trust Fund in full satisfaction of the obligations for indemnification by the Company, and any legal proceeding by the Trustee against the Company for each indemnification shall be in behalf of the Trust.

SECTION 18.  Miscellaneous Provisions.

           18.1 Binding Effect. This Trust Agreement shall be binding upon the Company and the Trustee and their respective successors and assigns.

           18.2 Inquiry as to Authority. A third party dealing with the Trustee shall not be required to make inquiry as to the authority of the Trustee to take any action nor be under any obligation to follow the proper application by the Trustee of the proceeds of sale of any property sold by the Trustee or to inquire into the validity or propriety of any act of the Trustee.

           18.3 Responsibility for Company Action. The Trustee assumes no obligation or responsibility with respect to any action required by this Trust Agreement on the part of the Company. The Trustee shall be under no duties except such duties as are specifically set forth as such in this Trust Agreement or under applicable law, and no implied covenant or obligation shall be read into this Trust Agreement against the Trustee.

           18.4 Successor to Trustee. Any corporation into which the Trustee may be merged or with which it may be consolidated, or any corporation resulting from any merger, reorganization or consolidation to which the Trustee may be a party, or any corporation to which all or substantially all the trust business of the Trustee may be transferred shall be the successor of the Trustee hereunder without the execution or filing of any instrument or the performance of any act.

           18.5 Titles Not to Control. Titles to the Sections of this Trust Agreement are included for convenience only and shall not control the meaning or interpretation of any provision of this Trust Agreement.

           18.6 Governing Law. The Trust is organized under, and the duties, liabilities and rights of the Trustee shall be governed by, the internal laws of the State of New York without regard to the principles of conflict of laws. With respect to matters other than the duties, liabilities and rights of the Trustee, prior to the Company Merger (as defined in the Stockholders' Agreement), the Trust Agreement and the Trust shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to the principles of conflict of laws; provided, however, that, following the Company Merger, (a) then with respect to any question of construction arising after such Company Merger, the Trust Agreement and the Trust (other than with respect to matters involving the duties, liabilities and rights of the Trustee) shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to principles of conflict of laws and (b) each Participant and Permitted Transferee, each of the HFCP Investors, the Management Voting Trust and the Trustee agrees to submit to personal jurisdiction and to waive any objection as to venue of the Court of Chancery in the State of Delaware in connection with any action arising out of or relating to the Trust Agreement or the Trust. Service of process on each Participant and Permitted Transferee, each of the HFCP Investors, the Trustee, the Management Voting Trust and the Company in any action arising out of or relating to the Trust Agreement or the Trust shall be effective if served upon such Person by mail in accordance with
Section 13.

           IN WITNESS WHEREOF, this Trust Agreement has been duly executed by the parties hereto as of the day and year first above written.
                                  Young & Rubicam Holdings Inc.


                                  By /s/
                                     ----------------------------


Attest


/s/
---------------------------



                                  The Bank of New York, as TRUSTEE


                                  By /s/
                                     -----------------------------


Attest


/s/
---------------------------

STATE OF       )
               :  ss.:
COUNTY OF      )


           On the _______ day of ______ 1996 before me personally came to me known, who, being by me duly sworn, did depose and say that he resides at ; that he is ________ of ________________________________, one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the board of directors of said corporation; and that he signed his name thereto by like order.


                                          /s/
                                          -----------------------
                                               Notary Public




STATE OF       )
               :  ss.:
COUNTY OF      )


           On the _______ day of ______ 1996 before me personally came to me known, who, being by me duly sworn, did depose and say that he resides at ; that he is ________ of ________________________________, one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the board of directors of said corporation; and that he signed his name thereto by like order.

                                          /s/
                                          -----------------------
                                               Notary Public

STATE OF       )
               :  ss.:
COUNTY OF      )


           On the _______ day of ______ 1996 before me personally came to me known, who, being by me duly sworn, did depose and say that he resides at ; that he is ________ of ________________________________, one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the board of directors of said corporation; and that he signed his name thereto by like order.


                                          /s/
                                          -----------------------
                                               Notary Public



STATE OF       )
               :  ss.:
COUNTY OF      )


           On the _______ day of ______ 1996 before me personally came to me known, who, being by me duly sworn, did depose and say that he resides at ; that he is ________ of ________________________________, one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the board of directors of said corporation; and that he signed his name thereto by like order.


                                          /s/
                                          -----------------------
                                               Notary Public

                             Exhibit A


        Young & Rubicam Holdings Inc. Restricted Stock Plan

                             Exhibit B


                       Investment Guidelines

To be determined by the Committee as may be reasonably acceptable to the Trustee.

                             Exhibit C


                         Schedule of Fees

                       The Bank of New York
                         Schedule of Fees
                                for
                            Rabbi Trust
                                for
              Young & Rubicam Restricted Stock Trust

The following schedule of fees would apply to the subject trust.


Post-Funding Fees - Fees are rendered quarterly.

Administration Fee:        $20,000 annually (Pre-Change in Control)
                           $25,000 annually (Post-Change in Control)

Special Asset Fee:

$3,000 per annum for the first passive, commingled investment fund, mutual fund, insurance carrier, and company stock account held as an asset per issuer.

$500 per annum for each additional special asset held in an account.

$7.50 per annum for an insurance policy held in an account.

$5,000 per annum for each actively managed account.

Transaction Fees:

Security Transaction            $15.00 per security transaction
Lump Sum/Expense Payments       $12.50 per check plus postage
Periodic Payments               $2.00 per check plus postage
Wire Transfers (outgoing)       $15.00 per transfer

Special Transaction Fees

Change of Control               $10,000 per event
Insolvency                      $10,000 per event
Termination of the Trust        $3,000 per event
Tax Form Preparation            $150 per hour as incurred
Convert to Pay Status           $100 per participant
Proxy Services                  As Incurred
Legal Fees/Out-of-Pocket        Expenses As Incurred

Special Reporting Fees - Sub Plan Accounting

$1,500 annually per investment pool
$250 per plan within each pool

Fees as quoted above do not include any direct out-of-pocket or legal expenses which would become payable in accordance with the rabbi trust agreement. There are no initial set-up fees, except legal fees, incurred with the establishment/conversion of the trust to The Bank of New York.

Fees outstanding more than 90 days will be automatically debited to the Trust.